Exhibit 4.1.5

Execution Copy

AMENDMENT NO. 5

dated as of March 20, 2015

to

Trust Indenture

of SPDR® GOLD TRUST

dated as of November 12, 2004

This Amendment (this “Amendment”), dated as of March 20, 2015, is to the Trust Indenture (the “Trust Indenture”) of the SPDR® GOLD TRUST (the “Trust”), dated as of November 12, 2004, and as amended from time to time, between World Gold Trust Services, LLC, as the sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, as the trustee of the Trust (the “Trustee”).

WHEREAS, on each Business Day, the Trustee determined the value of the Gold held or receivable by the Trust on the basis of the afternoon session of the twice daily fix of the price of an ounce of gold which started at 3:00 p.m. London, England time and was conducted in London by the members of London Gold Market Fixing Limited (the “London PM Fix”) or, if the London PM Fix was not available, on the basis of the last London morning or afternoon “fix” (the “London Fix”);

WHEREAS, the London Bullion Market Association (the “LBMA”) announced that (i) London Gold Market Fixing Limited would discontinue the London Fix on March 19, 2015, and (ii) that ICE Benchmark Administration was selected by the LBMA to be the third party administrator for the gold price that replaced the London Fix (the “LBMA Gold Price”) starting March 20, 2015;

WHEREAS, the Trustee and the Sponsor wish to amend the Trust Indenture to (i) provide for the replacement of the London Fix by the LBMA Gold Price for purposes of evaluating the Gold held or receivable by the Trust and (ii) to make certain conforming changes related to such replacement;

WHEREAS, Section 10.01 of the Trust Indenture provides, in pertinent part, that the Sponsor and the Trustee may amend the Trust Indenture “to cure any ambiguity or to correct or supplement any provision hereof which may be defective or inconsistent or to make such other provisions in regard to matters or questions arising hereunder as will not materially adversely affect the interests of Beneficial Owners as determined in good faith by the Sponsor”; and

WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Beneficial Owners have been satisfied.

NOW, THEREFORE, the Sponsor and the Trustee agree as follows:

1. A. The definition of “Evaluation Time” set forth in Article I of the Trust Indenture is hereby amended to read in its entirety as follows:

Evaluation Time

The time on any Business Day when the LBMA Gold Price PM is announced or, if no LBMA Gold Price PM is made on such Business Day or if the LBMA Gold Price PM has not been announced by 12:00 p.m. New York time on such Business Day, 12:00 p.m. New York time.

B. The definition of “London P.M. Fix” set forth in Article I of the Trust Indenture is hereby deleted in its entirety.

C. The following new definitions of “LBMA Gold Price” and “LBMA Gold Price PM” are hereby added to Article I of the Trust Indenture:

LBMA Gold Price

The price of an ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 10:30 a.m London, England time and at or about 3:00 p.m. London, England time.

LBMA Gold Price PM

The price of an ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 3:00 p.m. London, England time.

D. The last sentence of the third paragraph of Section 3.07 of the Trust Indenture is hereby amended to read in its entirety as follows:

Solely in sale transactions made at the next LBMA Gold Price following a sale order, the Custodian may also be the purchaser.

E. Section 4.01 of the Trust Indenture is hereby amended to read in its entirety as follows:

As of the Evaluation Time on each Business Day, the Trustee shall determine the value of the Gold held or receivable by the Trust on the basis of the LBMA Gold Price PM for the day on which the evaluation is made, or if no LBMA Gold Price PM is made on such day or has not been announced by the Evaluation Time, on the basis of the last LBMA Gold Price determined prior to the Evaluation Time, unless the Trustee in consultation with the Sponsor determines such price to be inappropriate as a basis for evaluation. In the event the Trustee and the Sponsor determine that the LBMA Gold Price PM or last prior LBMA Gold Price is not an appropriate basis for evaluation, they shall identify an alternative basis for evaluation to be employed by the Trustee. Neither the Trustee nor the Sponsor shall be liable to any person for the determination that the LBMA Gold Price PM or last prior LBMA Gold Price is not appropriate as a basis for evaluation of the Gold held or receivable by the Trust or for any determination as to the alternative basis for evaluation provided that such determination is made in good faith. Gold deliverable under a Purchase Order shall be included in the evaluation beginning on the first Business Day following the Purchase Order Date therefor. Gold deliverable under a Redemption Order shall not be included in the evaluation on and after the first Business Day following the Redemption Order Date therefor.

2. Except as modified by this Amendment, the Trust Indenture shall remain unmodified and in full force and effect.

3. Written notice of this Amendment, in the form annexed, shall be distributed as provided in Section 10.01(b) of the Trust Indenture.

4. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Trust Indenture.

5. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.

6. This Amendment shall be effective as of the date first above written.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

WORLD GOLD TRUST SERVICES, LLC, as Sponsor

By:	/s/ Samantha McDonald
Name:	Samantha McDonald
Title:	CFO

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Thomas O’Donnall
Name:	Thomas O’Donnall
Title:	Managing Director

[Signature Page to Amendment No. 5 to Trust Indenture of SPDR® Gold Trust]

SPDR® GOLD TRUST

Notice of Amendment of Trust Indenture

Effective as of March 20, 2015, the Trust Indenture was amended to replace the gold price used by the trust to evaluate the trust’s gold. Previously, on each business day, the trustee of the trust determined the value of the trust’s gold using the gold price resulting from the afternoon session of the twice daily fix of the price of an ounce of gold which was conducted in London by the members of London Gold Market Fixing Limited.

The London Bullion Market Association (LBMA) announced that (i) London Gold Market Fixing Limited would discontinue the London gold fix on March 19, 2015, and (ii) that ICE Benchmark Administration was selected by the LBMA to be the third party administrator for the London gold price (LBMA Gold Price) that replaced the London gold fix starting March 20, 2015.

The amendments to the Trust Indenture (i) provided for the replacement of the London gold fix with the new LBMA Gold Price for purposes of evaluating the trust’s gold and (ii) made certain conforming changes relating to such replacement.

This notice is provided as directed by the Trust Indenture. No action by owners of SPDR® Gold Shares is required.

The Bank of New York Mellon
Trustee